Exhibit 99.1
Final Transcript
Additional Information and Where to Find It
On August 6, 2009, Cambium-Voyager Holdings, Inc. filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 containing a preliminary proxy statement/prospectus regarding the proposed business combination of Voyager and Cambium Learning, Inc. This material is not a substitute for the final proxy statement/prospectus regarding the proposed business combination. Investors and stockholders are urged to read carefully the preliminary proxy statement/prospectus and the final proxy statement/prospectus when available because they contain and will contain important information about Cambium-Voyager Holdings, Inc., Cambium Learning, Inc., Voyager, the business combination and related matters. Voyager will mail the final proxy statement/prospectus to each of its stockholders. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov). You may also obtain documents filed by Voyager with the SEC regarding this transaction, free of charge, from Voyager’s website (www.voyagercompany.com) under the heading “Investor Relations” and then under the tab “SEC Filings.”
Cambium-Voyager Holdings, Inc., Voyager, Cambium Learning, Inc. and their respective directors, executive officers and various other members of management and employees may be soliciting proxies from Voyager’s stockholders in favor of the merger agreement entered into in connection with the proposed business combination. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Voyager’s stockholders is included in the preliminary proxy statement/prospectus described above and will be included in the final proxy statement/prospectus when available.
Aug. 20. 2009 / 4:00PM ET, VLCY.PK — Q2 2009 Voyager Learning Company Earnings Conference Call
CORPORATE PARTICIPANTS
Shannan Overbeck
Voyager Learning Company — IR
Ron Klausner
Voyager Learning Company — President, Voyager Expanded Learning
Brad Almond
Voyager Learning Company — CFO
PRESENTATION
Operator
Good afternoon, everyone. Welcome to the Voyager Learning Company First Half 2009 Earnings Conference Call. I will now turn the conference over to Ms. Shannan Overbeck.
Shannan Overbeck — Voyager Learning Company — IR
Thank you, Operator. My name is Shannan Overbeck, and I’m Voyager Learning Company’s Head of Investor Relations.
On the call today are Ron Klausner, President of Voyager Expanded Learning, and Brad Almond, Chief Financial Officer of Voyager Learning Company, who have a few prepared comments. Following their prepared comments they will be joined by Richard Surratt, Chief Executive Officer of Voyager Learning Company, and the three will then take questions regarding first half results and Cambium-Voyager Holdings Incorporated recently filed Form S4.
Before we begin, I have a few comments regarding the information we are providing today. Please note some statements made on today’s call are forward-looking in nature. There are risks associated with these statements that could cause Voyager Learning Company’s performance to differ materially from those statements made today. Voyager does not undertake any duty to update these statements. You can find a discussion of these risks in our Press Releases recently filed with the SEC, including our Annual Report on Form 10-K for the year-ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and Cambium- Voyager Holdings’ Form S-4 filed August 6, 2009.
Non-GAAP figures will be discussed on this call to provide additional information to investors regarding financial and business trends. Reconciliations of these figures are included in the attachments to this transcript from this call which will be filed on Form 8K with the SEC and posted to the Company’s website.
Following today’s prepared statements we will take questions regarding the recently released first half 2009 results as well as questions regarding our planned combination with Cambium Learning and the related Form S-4 filing. A transcript and webcast of today’s call will be available on the Company’s corporate website www.voyagercompany.com.
Let me now turn the call over to Ron.
Ron Klausner — Voyager Learning Company — President, Voyager Expanded Learning
Thank you, Shannan, and thank you for joining us today. I’d like to share an update on our first half 2009 results, the marketplace and planning progress in connection with our proposed merger with Cambium Learning. I’ll then turn the call over to Brad who will share more financial details.
First Half ‘09 Results

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Final Transcript
Aug. 20. 2009 / 4:00PM ET, VLCY.PK — Q2 2009 Voyager Learning Company Earnings Conference Call
Through June, total revenue for the first half of 2009 was down 4% compared to the first half of 2008. Combined sales volume of our early literacy products, Passport and Universal Literacy, was down 30% compared to the first half of 2008. Approximately one quarter of the decline is attributable to Universal Literacy, which we anticipated and expect to continue as we chose not to update that eight year old product. Passport sales were also down for the first half of ‘09 compared to ‘08 which was partially expected due to the elimination of Reading First funding, but the decline was greater than we anticipated.
We do not believe Passport is losing market share, but believe Reading First reductions had a significant impact on many companies within our industry and that customers are reducing or deferring purchases of early intervention products and relying more on their already purchased core reading materials due to budget pressures from the tough macroeconomic environment.
Sales volume of Journeys, our middle school literacy product, was down 32%, compared to the first half of ‘08. The decline is mostly attributable to a difficult year-over-year comparison as a result of the significant bump in sales to first year customers in the Florida adoption last year. The fall off of Journeys sales from the success we had in the first year of the Florida adoption where we sold over $4 million in the first half of ‘08 and $8 million for the full year 2008 was largely anticipated. Journeys includes teacher kits with first year sales, but not in the following year, so year to sales for the same number of students are 50% to 70% less than year one sales.
Vmath, our math intervention product experienced very encouraging growth in the first half 2009. We launched the original version of Vmath in ‘05 and it grew rapidly, reaching $8 million in sales in 2007. In 2008, Vmath’s momentum stalled somewhat as the product grew a little tired and sales volume declined roughly 10% from the level of ‘07. As part of our normal process of refreshing products, we completed several enhancements to Vmath in late 2008 and launched the revised version in early ‘09 which has received very positive feedback from our customers. The new version of Vmath is off to a strong start with sales volume for the first half of ‘09 up 159%, compared to the same period last year. So far, in 2009 we’ve had 11 purchases of $100,000 or more of Vmath compared to just six purchases in the first half of ‘08.
Although Ticket to Read and VmathLive were developed as web-based complements to Passport and Vmath, we have also recently begun selling these products on a stand-alone basis at the request of customers. These two stand-alone offerings generated approximately $1 million more in subscription based sales in the first half of ‘09 than they did in the first half of ‘08.
I’ll now turn to two other web-based subscription products, ExploreLearning and Learning A-Z. Explore Learning is having a strong year in 2009 with subscriptions up 16% over last year, and the product is really starting to fulfill some of the potential that we saw when we acquired it in 2005. In a very positive sign for Explore Learning we have expanded sales in several key accounts in ‘09, and the sales pipeline for ExploreLearning is about as robust as we’ve seen. We think the success in both ExploreLearning and Vmath is due in part to an improved market for math and science products stemming from the President’s and Secretary of Education’s spotlight on science, technology, and math.
Learning A-Z sales were about flat for the first six months, which was somewhat of a disappointment after five years of strong growth. Despite the slowdown, Learning A-Z continues to generate significant cash for the Company. We recently reassigned Bob Holl, co-founder of Learning A-Z back to lead Learning A-Z so he could focus full time on it and prepare the business for when growth resumes. Prior to his reassignment, Bob was responsible for Company-wide curriculum development.
Looking geographically, for the first six months ended June 30, 24 states, including the District of Columbia, were up in sales, and 24 states were down, with three states essentially the same compared to last year. States with declines include major customers who are struggling because of reductions in state spending. Those include California, down $6 million compared to the first half last year; Florida, $2 million from the first half last year due to state spending reductions and second year pricing of adoption materials; Tennessee, $1 million due to the elimination of Reading First funding; and Missouri down $1 million primarily due to losing St. Louis for summer school.
Partially offsetting states with reduced sales as just mentioned were states with significant new sales including Pennsylvania for $2 million; South Carolina $1 million; Texas for $1 million; and Illinois for $600,000. At the district level we achieved year-over-year sales increases of $750,000 or more in seven major school districts including Philadelphia, Palm Beach, Charleston, Osceola County, which is in Florida, Houston, Mobile, and Chicago.
The Marketplace and Stimulus Spending
On April 1 of this year, $44 billion was provided to states under the American Recovery and Reinvestment Act of which an estimated $13 billion has been spent to date. The majority of that $13 billion has been spent on people and jobs, not on education materials or programs like the ones Voyager sells. Another $11 billion is expected to be spent in the next several weeks. At this point in time it is still unclear as to how much stimulus money will ultimately be spent on education materials and programs, but it does appear more money has gone to job retention than most experts expected so far.

Final Transcript
Aug. 20. 2009 / 4:00PM ET, VLCY.PK — Q2 2009 Voyager Learning Company Earnings Conference Call
To date we have made two material sales that we could directly attribute to stimulus spending. We could also identify several sales we expect to close shortly where we anticipate benefiting from stimulus funding indirectly because those purchases will be made using traditional funding freed up by stimulus money available to fill shortfalls in other areas. Overall, we expect the direct and indirect effects of stimulus spending in ‘09 to at least partially offset some of the difficulties customers are experiencing so that we expect 2009 revenue will be flat to down by 5% when compared to 2008.
At a state level, California, Illinois, and North Carolina have recently taken fairly draconian budgetary actions that will adversely affect statewide purchases of education materials in 2009 and likely for several years going forward. California has delayed its statewide textbook adoption process for five years, meaning that many of the states 6 million students won’t get new core textbooks until 2016. Although many California school districts have reduced their budgets dramatically due to the state’s fiscal crisis, they can still use their own funds as well as a number of federal funding sources to purchase materials. To that end, we are seeing some California school districts opting to purchase intervention programs, rather than core programs for their most needy students utilizing available monies.
Illinois has eliminated all 2010 funding for its textbook loan program under which it spent $42.8 million in ‘09 on textbooks for the states 2 million students. North Carolina has cancelled its textbook adoption for 2010. The implications for Voyager as a result of these actions are not yet totally clear. On the one hand, reductions in funding for instructional materials are generally unfavorable for us. On the other hand, postponing these core textbook adoptions may present some opportunities for us since states are still required to meet federal standards to achieve specific student results and meeting the needs of a limited number of struggling students is less costly than purchasing millions of new textbooks for all students.
Let’s spotlight one of our many successful student results. El Paso, Texas is located in the southwest corner of the state, just north of the Mexican border and has 63,000 students. As a border town with a large military population, 81% of El Paso students are Hispanic and 29% are classified as Limited English proficient. A little more than two-thirds qualify for free or reduced lunch.
The district began implementing Vmath, our 2-8 math capability in the ‘05-’06 school year to boost student achievement in math. After four years with the Voyager program, the district outperformed the state on the ‘08-’09 test assessment. For example, in 2006, 52% of El Paso’s eighth grade students passed the high stakes test versus 68% in students passed the high stakes test versus 68% in Texas. In ‘09, 84% of El Paso’s eighth grade students passed the high stakes test compared to 79% on a statewide basis. The heavy lifting is done by educators and students, but there is no question we’re helping make a difference in these children’s lives.
Integration Planning
Regarding planning for our anticipated merger with Cambium Learning, to date over a dozen task force teams have been formed and are developing post-closing implementation strategies and plans for combining branding, product positioning, product development, channel sales, implementation services, benefits, and backlog for systems. The purpose of these teams is to plan how the combined organization will operate. During this integration planning process, we have been mindful to comply with all anti-trust law. We expect the combined Company will be ready to begin implementing these integration plans starting immediately following the closing of the merger. We expect the majority of the integration work will be complete within 12 to 18 months of closing and generate approximately $10 million in annual cost savings once complete.
With that, let me turn the call over to Brad.
Brad Almond — Voyager Learning Company — CFO
Thanks, Ron.
I will cover four areas relating to our first half 2009 financial results. First, revenues and changes in deferred revenue balance. Second, gross profit and earnings, including one-time items. Third, cash balances and certain material liabilities; and finally our expectations for the rest of the year.

Final Transcript
Aug. 20. 2009 / 4:00PM ET, VLCY.PK — Q2 2009 Voyager Learning Company Earnings Conference Call
First half 2009 revenue declined 4% to $47 million compared to $49 million in the first half of 2008. First half revenue was helped by a reduction in our deferred revenue balance, which declined by $8 million over the first six months of 2009 to $22 million at the end of the June quarter from $30 million at the beginning of the year. During the same six-month period in 2008, the deferred revenue balance declined by $1 million. At the end of my comments I will provide a full year revenue guidance.
While revenue was down by $2 million, the gross profit for the first half 2009 remained flat at $31 million, which resulted in gross profit of 67% of net sales compared to 64% for the same six-month period in 2008. The rise in gross profit percentage is primarily attributed to recognizing more deferred revenue in 2009 versus 2008, in large part for technology, which generally generates higher gross margins. First half 2009 gross margin also benefited from an increased mix of revenue from online subscriptions and technology, which is little or no cost of goods sold offset by an increase in the back office customer support function, which was necessitated by increased online product usage.
Looking at spending below the gross profit line, we continue to see the benefits of cost cutting measures we took in 2008, as well as savings from having completed the financial restatement process. Research and Development, Sales and Marketing, plus General Administrative expense in the aggregate declined by $7.5 million for the first six months of 2009 compared to the same period in 2008; however, included in this $7.5 million decline are one-time items in both 2008 and 2009.
In 2008, we incurred $10 million of corporate G&A cost in excess of normal run rate corporate spending that was primarily associated with the restatement and our corporate move compared to only $1 million in 2009. Partially offsetting the lower expenses in 2009 we incurred $5.1 million of costs related to the planned combination with Cambium Learning in the first half of 2009. Adjusting for these items the combined spending in these three line items went from $26.2 million in the first six months of 2008 to $22.5 million for the same period of 2009. The $3.7 million decline was primarily related to cost reductions implemented by the Company in late 2008 as well as reduced costs associated with the 2008 state adoptions that have not been incurred to the same extent in 2009 due to lower adoption selling activity.
Two additional year-to-date one-time items stand out on our financials as separate line items. In the first half of 2008, we recorded a loss associated with the termination of our old headquarters lease in Ann Arbor, and in the first half 2009, we reported an additional impairment to goodwill. We used the consideration for Voyager as outlined in the merger agreement to establish a fair market value under FAS 142 accounting for goodwill and in doing so, recorded an adjustment to the goodwill, which was originally from the books when Voyager was acquired in 2005.
Taking out the one-time items just described, adjusted EBITDA for the first six months of 2009 was $9 million compared to $5 million for the same period in 2008. The improvement in adjusted EBITDA was driven by cost reductions, which more than offset revenue weakness for the first half 2009 compared to 2008. The reconciliation of adjusted EBITDA to net loss is posted on our website and will be presented in tabular form along with a transcript from this call and a Form 8-K to be filed shortly.
Next I would like to elaborate on the current and projected cash balances. We finished the Second Quarter with cash and cash equivalents of $71 million as of June 30, 2009. In the first half of the year, cash flow from operations was a use of $3 million and in addition we used $4 million in cash on expenditures for property, equipment, and curriculum and software development, all collectively referred to as CapEx. This combined $7 million of cash used is typical in the first half of each year, as we historically used cash operations in the first half of the year and we typically generate cash in the second half.
Included in the $71 million cash balance as of June 30 is $15 million in tax related refunds received prior to the signing of the merger agreement, in accordance with the terms of the merger agreement those cash refunds will be distributed to Voyager stockholders at closing. Additionally up to $42.5 million of cash from operations remaining in the business will also be distributed to the shareholders to the extent our cash balance is at least $42.5 million after deducting for certain items including amounts to be funded by Voyager at closing.
Projecting to October 30, 2009, we currently anticipate that after the distribution of the $15 million for tax refunds received, we would have approximately $50 million in cash net of liabilities to be funded by Voyager at closing, available for distribution. This would allow us to distribute the maximum of $42.5 million in cash from operations and would result in $7.5 million of operating cash being left behind for the new Company. Please note that the final amount of cash to be distributed is very dependent on business performance, among other things, between June 30 and closing and is therefore subject to change. Finally, I’ll remind you under the terms of the merger agreement the sole stockholder of Cambium will be contributing $25 million immediately prior to the completion of the mergers, which represents a portion of cash consideration to be paid to the Voyager stockholders. Please see the Form S-4 recently filed by Cambium-Voyager Holdings and related merger agreement for our information.

Final Transcript
Aug. 20. 2009 / 4:00PM ET, VLCY.PK — Q2 2009 Voyager Learning Company Earnings Conference Call
Previously we’ve not issued guidance for 2009 as we believe the uncertainty in the market made projecting full year results extremely difficult. We continue to believe the current market makes detailed forward-looking guidance challenging; however, based on where we are through mid-August, we are projecting full year revenue for 2009 to come in between $94 million and $98.5 million, which as Ron mentioned earlier, would put revenue flat to down by 5% compared to 2008. Should the low end of the revenue guidance be achieved, we would still expect to achieve adjusted EBITDA of $15 million versus $12 million in 2008. The increase in EBITDA would be the result of the cost cutting actions we took in late 2008 and continued vigilance regarding 2009 spending. As usual the third quarter will be a pivotal one for the Company, both in regards to revenue, earnings, and available cash to be distributed in connection with the proposed merger. We look forward to providing updated information on our Q3 earnings call.
That completes my remarks and I’d like to turn the call over to the Operator for questions.
QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions). There are no questions at this time. Do we have any closing remarks?
Brad Almond — Voyager Learning Company — CFO
I’d just like to thank everybody on the call for participating. Again referring everybody to all of our recently filed financials and our Form S-4, and we look forward again to the future earnings call. Thank you, Operator.
Operator
Thank you for participating in today’s conference. You may now disconnect.
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